UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2024 (June 13, 2024)

Vaxart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way, Suite 300, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VXRT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

On June 13, 2024, Vaxart, Inc. (the “Company”) entered into an agreement (the “Project Agreement”) with Advanced Technology International, the Rapid Response Partnership Vehicle’s Consortium Management Firm funded by the Biomedical Advanced Research and Development Authority (“BARDA”) of the U.S. Department of Health and Human Services. Pursuant to the Project Agreement, the Company will receive funding of up to approximately $453 million to conduct a Phase 2b comparative study (the “Trial”) evaluating the Company’s oral pill XBB COVID-19 vaccine candidate against an mRNA vaccine comparator approved by the U.S. Food and Drug Administration.

The Project Agreement provides for an initial award in the aggregate amount of up to approximately $65.7 million, consisting of a fixed fee of approximately $64.7 million and reimbursement of costs incurred in trial preparation activities. The Project Agreement further contemplates additional funding up to approximately $387.2 million if the Company and BARDA decide to continue with the Trial.

The Project Agreement contains terms and conditions that are customary for contracts with BARDA of this nature, including the right to determine whether to fund the continued performance of the study after the initial funding of the Trial.

The foregoing description of the Project Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Project Agreement, which will be filed as an exhibit to the Company’s next periodic report.

Item 8.01         Other Events.

Project Agreement Press Release

On June 13, 2024, the Company issued a press release announcing its entry into the Project Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and, other than the quotes by Dr. James F. Cummings and Steven Lo, is incorporated herein by reference.

Phase 2b Comparative Study

The Trial is a double-blind, multi-center, randomized, comparator-controlled study to determine the relative efficacy, safety, and immunogenicity of the Company’s oral pill XBB COVID-19 vaccine candidate against an approved mRNA XBB COVID-19 injectable vaccine in adults previously immunized against COVID-19 infection. The study design anticipates enrolling approximately 10,000 healthy adults 18 years old and older in the United States with 5,000 receiving the Company’s COVID-19 vaccine candidate and 5,000 receiving an approved mRNA comparator. At least 25% of the participants should be at least 65 years old or older.

The study will measure efficacy for symptomatic and asymptomatic disease, systemic and mucosal immune induction, and the incidence of adverse events. The primary endpoint is relative efficacy of the Company’s XBB COVID-19 vaccine candidate compared to an approved mRNA comparator for the prevention of symptomatic disease. Primary efficacy analysis will be performed when all participants have either discontinued or completed a study visit 12 months post-vaccination. An event-driven interim analysis may be performed when 255 events have been reached.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release, dated June 13, 2024.

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

Forward-Looking Statements

Statements contained or incorporated by reference in this Current Report on Form 8-K which relate to other than strictly historical facts, such as statements about the Company’s expectations with respect to clinical and regulatory development plans for its product candidates, the data to be derived in the Company’s ongoing and planned clinical trials, the timing of funding pursuant to the Project Agreement, additional funding of the Trial under the Project Agreement, and the structure, design, and objectives of the Trial. The words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date of this Current Report on Form 8-K. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, risks and uncertainties associated with the Company’s ability to achieve milestones and deliverables under the Project Agreement and achieve successful results in the Trial, the Company’s continuing operating losses, and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, other than as may be required under applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAXART, INC.

Dated: June 13, 2024
	By:	/S/ STEVEN LO
Steven Lo
President and Chief Executive Officer